EXHIBIT 10.9





April 23, 1996


Amy C. MacF. Burbott
5 Woodholm Road
Manchester-by-the-Sea, MA 01944-1041

Re:      Employment

Amy:

This letter is to confirm our understanding and agreement regarding your employment by GeoWaste Incorporated ("Company"). Upon the basis of terms and conditions to be set forth in a written severance agreement between you and the Company, we are pleased to confirm the following:

Position:         President and Chief Executive Officer

Salary: $150,000 per year, increasing to $175,000 per year upon the closing of acquisitions adding not less than $8 million of additional annualized revenue to the Company

Bonus:            To be established

Options: 400,000 shares, granted pursuant to the Company's 1992 Stock Option Plan, with a 10 year term, as follows:

    SHARES       VESTING DATE      EXERCISE PRICE
    100,000         4-23-96           $2.00 (avg. of today's bid & asked)
    100,000         4-23-97           $2.00
    100,000         4-23-98           $2.75
    100,000         4-23-99           $3.50

Severance:        One-half of your annual salary rate then in effect and payment of the premium for any continuation of health and life insurance coverage during the six (6) month period following your termination.

Sincerely,

GEOWASTE INCORPORATED

/s/ Harve A. Ferril
---------------------
Chairman of the Board


/s/ Robert J. Cresci
--------------------
Director and Member, Stock Option Committee


/s/ Frederick J. Iseman
-----------------------
Director and Member, Stock Option Committee